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                                                                    Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to The Female Health Company 1991 Management Incentive Plan of our reports dated November 10, 1995, except as to Notes 18 and 19 the date of which is November 21, 1995, with respect to the consolidated financial statements and schedules of The Female Health Company (formerly known as Wisconsin Pharmacal Company, Inc.) as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995, included in its Registration Statement (Form S-1; No. 333-3922) and related Prospectus dated June 18, 1996, filed with the Securities and Exchange Commission.




                                  ERNST & YOUNG LLP


Milwaukee, Wisconsin
July 22, 1996